Exhibit 2 6-K July, 2004

                              WEALTH MINERALS LTD.
                     SUITE 1901 - 1177 WEST HASTINGS STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6E 2K3

                    PHONE: 604-331-0096 / FAX: 604-408-7499

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                                  NEWS RELEASE

              COMPLETION OF EXPEDITED ACQUISITION OF AMATA PROJECT

JULY 14, 2004                                 SYMBOLS: TSX-V - WML OTCBB - WMLLF

Wealth Minerals Ltd. ("Wealth" or the "Company") announces that the TSX Venture Exchange has accepted the Expedited Acquisition of the Amata Project as described in the July 6, 2004 News Release issued by the Company.

The total consideration for the project is $100,000 (USD) and 400,000 common shares to be issued in 200,000 common share increments. The first increment to be delivered 30 days after the closing date of July 6, 2004; and, the second increment to be issued one year after the date of closing.

These shares will be issued at a price of $1.22 per share and are subject to a four month hold period in compliance with the applicable regulatory authorities.


On behalf of the board of directors of
WEALTH MINERALS LTD.

/s/ Gary Freeman
----------------
Gary Freeman
President


The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release which has been prepared by management.